UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 28, 2020 (February 24, 2020)

Laureate Education, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38002	52-1492296
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 South Exeter Street

Baltimore, MD 21202

(Address of principal executive offices, including zip code)

(410) 843-6100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.004 per share	LAUR	The NASDAQ Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 24, 2020, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Laureate Education, Inc. (the “Company”) finalized certain compensation program changes that were previously disclosed (see Form 8-K filed by the Company on January 31, 2020), including changes described below that are applicable to Eilif Serck-Hanssen – President and Chief Executive Officer, Jean-Jacques Charhon – Executive Vice President and Chief Financial Officer, and Timothy Grace – Chief Human Resources Officer (each, an “NEO”, and together, the “NEOs”):

Qualifying Termination for Severance Plan and Equity Arrangements

The Committee determined that either a termination without “cause” or a resignation with “good reason” occurring during the 12-month period following the end of the strategic alternative process would constitute a qualifying change in control termination under the previously disclosed changes to the equity arrangements of the NEOs and the Laureate Education, Inc. Severance Policy for Executives. If an NEO resigns as a result of the following occurring without the NEO’s consent: (i) during the strategic alternative process or within 12 months following the end of such process, (A) a material diminution in the NEO’s base salary or (B) a relocation by more than fifty (50) miles in the principal location in which the NEO is required to perform services (in each case, if the event is not cured once notice is given), or (ii) during the 12-month period following the end of the strategic alternative process, a material diminution in the NEO’s authority, duties, or responsibilities when compared to the NEO’s authority, duties or responsibilities as of the start of the strategic alternative process (if the event is not cured once notice is given), then the NEO’s resignation will be characterized as for “good reason” and the NEO would receive the same benefits he would have received upon a qualifying termination of employment on or following a change in control.

Retention Program

The Committee finalized the previously disclosed cash retention bonus program in which the NEOs are eligible to participate. If an NEO is terminated without “cause” or resigns with “good reason” (with only prong (i)(A) and (i)(B) described above being applicable) before the end of the strategic alternative process, then the NEO would be eligible to receive a lump-sum pro rata award. The pro rata award will be determined by multiplying the NEO’s current base salary by (i) a factor ranging from 0–1.5 (with target being .75), based on the total value to shareholders as of the termination date, and then multiplying that product by (ii) a fraction, the numerator of which is the number of whole months between the start of the strategic alternative process and the date of termination and the denominator of which is twelve.

Total value to shareholders will be determined by the Committee based on (i) the 30 day average trailing stock price up to the valuation date (or in the case of a change in control, the price per share received in the change in control) plus (ii) the value of cash dividends paid on the Company’s common stock during the strategic alternative process (assuming reinvestment as of the ex-dividend date) plus (iii) in the case of a spin-off or similar transaction in which the shares of a subsidiary of the Company are issued to the Company’s shareholders, the value of such shares as of the valuation date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAUREATE EDUCATION, INC.

By:	/s/ Victoria Silbey
Name:	Victoria Silbey
Title:	Senior Vice President, Secretary, Chief Legal Officer and Chief Ethics & Compliance Officer

Date: February 28, 2020